EXHIBIT 21.1

LIST OF SUBSIDIARIES

State/Country of
Subsidiary	Incorporation
BranchOut Food Inc.(1)	Nevada
BranchOut Food Sucursal Peru(2)	Pisco, Peru

(1) Holding company in the form of a corporation

(2) Peruvian wholly-owned subsidiary of BranchOut Food Inc. in the form of a branch